Exhibit 10.8

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between DENDRITE INTERNATIONAL, INC. (“Employer” or “Dendrite”), and PAUL ZAFFARONI (“Employee”) concerning Employee’s employment and retirement therefrom.

                1.             Employment Status:

                                (a)           Unless Employee is sooner terminated for Cause as defined in the Employee’s Employment Agreement dated as of May 16, 2001 (the “Employment Agreement”)), he will continue to serve as an employee of Employer through March 31, 2006 and receive his base salary and benefits through such date.  Employee agrees to perform his duties in a competent and professional manner through such date, including but not limited to, devoting his best efforts, skill and ability to promote the Company’s interests and assisting in an orderly transition of his former responsibilities for Employer.

                                (b)           Commencing on April 1, 2006, Employee shall continue to render services as the Company may reasonably request.  Unless Employee’s employment is terminated for “Cause” (as defined in the Employment Agreement), Employee’s last date of employment with Employer will be the earlier of (i) March 31, 2007 and (ii) the date Employee secures full-time employment (the “Retirement Date”).  Employee agrees that from the date hereof through the Retirement Date, he will take all such actions as may be necessary to transition the management of client accounts in an orderly manner to such other employees of the Company as may be designated by the Chief Executive Officer with the view of maintaining the Company’s relationship with such clients after the Employee’s retirement.

                2.             Payments and Benefits.

                                (a)           After March 31, 2006, in the event (i) Employee is not terminated for Cause, (ii) he complies with his obligations hereunder and (iii) he re-executes the Agreement after March 31, 2006 as provided in paragraph 15(e) below, he will be paid his base salary of $475,000 in accordance with normal payroll practices through the Retirement Date.

                                (b)                In the event (i) the Retirement Date occurs prior to March 31, 2006, (ii) Employee is not terminated for Cause prior to March 31, 2007, (iii) he complies with his obligations hereunder, and (iv) after the Retirement Date he re-executes this Agreement as provided in paragraph 15(e) below, Employee will be paid the remaining unpaid portion of his base salary of $475,000 through March 31, 2007. Such payments will be made to Employee in accordance with normal payroll practices and will commence in the payroll period following the eighth day after Employee’s re-execution of this Agreement as provided in paragraph 15(e).

                                (c)           Employee will be eligible to continue to participate in the Executive Incentive Plan for the period through calendar year 2005, subject to the terms and conditions of such Plan.  Employee shall not be entitled to participate in the Executive Incentive Plan or any bonus plan in 2006 or thereafter.

                                (d)           Employee’s health coverage under the Employer’s group health plan will terminate on the Retirement Date.  Thereafter, Employee will be provided an opportunity to continue health coverage for himself and qualifying dependents under the Employer’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

                                (e)           Through the Retirement Date, Employee will be eligible to (i) continue vesting in options to purchase stock of Employer which were previously granted to him, subject to the terms of Dendrite’s stock option plans, (ii) continue to be eligible to participate in the deferred compensation plan, subject to the terms and conditions of the deferred compensation plan, and (iii) continue to be eligible to participate in the Employer’s 401(k) Plan and Stock Purchase Plan, subject to the terms and conditions of such plans.  For purposes of clarification, in the event of a “Change in Control” (as defined in the Employment Agreement), all of Employee’s options previously granted to him at the time of such event shall immediately vest and all sale restrictions shall be lifted.

                                (f)            Employee will continue to be eligible for life insurance coverage under Dendrite’s policy through the Retirement Date.  As soon as practicable following the Retirement Date, the ownership of the insurance policy securing the Employee’s account balance under Dendrite’s nonqualified deferred compensation plan shall be transferred from Dendrite to the Employee.  Such transfer is conditioned upon obtaining consent of the insurance company that issued or maintains such policy.  Upon such transfer, Dendrite shall have no further responsibilities with respect to such policy and the Employee shall be responsibility for maintaining the policy, including paying applicable premiums thereunder.

(g)           Dendrite will reimburse Employee for up to $30,000 for the costs already incurred in refinancing his residence in Pennsylvania (“Refinancing Costs”); provided that Employee provides Dendrite appropriate documentation and verification of such costs in accordance with Dendrite policy.

(h)                Dendrite will reimburse Employee for up to $200,000 for relocation costs if Employee relocates from Pennsylvania on or before December 31, 2006; subject to Dendrite’s relocation policy and provided that Employee provides Dendrite appropriate documentation and verification of such relocation costs in accordance with its policies and further provided that such costs are not eligible to be reimbursed by any future employer of Employee. If the relocation described in the preceding sentence does not occur prior to December 31, 2006, but occurs between January 1, 2007 and March 31, 2007, Dendrite will reimburse Employee for up to $170,000 for such relocation costs, subject to the provisions set forth above.

(i)            In the event of Employee’s death, his estate shall receive the payments set forth in paragraph 2(b) on the same terms and conditions as set forth therein.  In the event that Employee dies before re-execution to Agreement as set forth in paragraphs 2(b) and 15(e), Employee’s estate must re-execute this Agreement on Employee’s behalf in order to receive the payments in paragraph 2(b).

(j)            Except as otherwise set forth in this Agreement, from and after March 31, 2006, Employee shall not be entitled to receive any further compensation or monies from Employer or to receive any benefits or participate in any benefit plan or program of Employer.

                3.             Full Release:  In consideration of the compensation and benefits provided in paragraph 2 herein, Employee, for himself, his heirs, executors, administrator, successors, and assigns (hereinafter referred to as the “Releasors”) hereby fully releases and discharges Employer, and its subsidiaries, parents, affiliates, successors or assigns together with their respective officers, directors, employees, agents, insurers, underwriters (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Releasees”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages, attorneys’ fees, and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees by reason of any matter, fact or cause whatsoever from the beginning of time to the Effective Date of this Agreement, including, without limitation, all claims arising out of or in any way related to Employee’s employment or the termination of his employment.  Nothing in this paragraph 3 shall affect any of Employee’s rights to indemnification under the Indemnification Agreement dated October 1, 2001 (the “Indemnification Agreement”).

                                This Agreement of Employee shall be binding on the executors, heirs, administrators, successors and assigns of Employee and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Releasees.

                4.             Confidentiality:  Employee agrees that the terms of this Agreement have been and shall be held strictly confidential by him and his attorneys and accountants, and that he shall not, and shall instruct his attorneys and accountants not to disclose any such information, orally or in writing, to anyone else, including without limitation, any past, present or future employee or agent of the Employer.  Employee recognizes that, in the event he or his attorneys disclose any information contrary to the confidentiality provisions of this Agreement, any such disclosure would be a material breach of the Agreement for which the Employer shall be entitled to cease making any payments or providing any benefits under paragraph 2, in addition to its other remedies in law, equity, and under this Agreement.  For the sake of clarity, it shall not be a breach of this paragraph in the event that a third party obtains the terms of this Agreement by virtue of Dendrite disclosing the terms of this Agreement in its public filings.

                5.             Return of Property:  Upon termination of Employee’s employment or at any time upon the request of Employer, Employee agrees to return to Employer all property which Employee received, prepared or helped to prepare in connection with his employment including, but not limited to, all confidential information and all disks, notes, notebooks, blueprints, customer lists or other papers or material in any tangible media or computer readable form belonging to Employer or any of its customers, clients or suppliers, Employee agrees he will not retain any copies, duplicates or excerpts of any of the foregoing materials.  If Employee fails to comply with his obligations under this paragraph 5, Employer will have no obligation to provide payments or benefits pursuant to paragraph 2.

                6.             Non-Disparagement: Employee agrees that he will not at any time make any statements or communicate any information (whether oral or written) that disparages or reflects negatively on the Employer or any of the Releasees.

                7.             No Effect on Duties, Obligations or Restrictions Contained in Employment Agreement:  This Agreement does not amend, modify, waive or affect in any way Employee’s duties, obligations or restrictions under Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 22, 24 and 25 of the Employment Agreement.  In further consideration of this Agreement, such Sections are hereby incorporated by reference and Employee agrees to abide by such provisions.  For purposes of clarification the two year post-employment restrictions set forth in Section 11 of the Employment Agreement shall commence two years from the Retirement Date.

                8.             Releasees’ Express Denial of Liability:  The payment by the Releasees of the amount specified herein above shall not be deemed an admission that any liability of the Releasees exists, and in making such payment Releasees do not admit, and expressly deny, any liability.

                9.             Waiver of Rights Under Other Statutes:  Employee understands that this Agreement includes the waiver of claims and rights Employee may have under other applicable statutes, including without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the New Jersey Family Leave Act; the New Jersey Law Against Discrimination; the Fair Labor Standards Act; the New Jersey Wage and Hour Act; and/or the New Jersey Conscientious Employee Protection Act, and any and all amendments to any of same.

                10.           Waiver of Rights Under the Age Discrimination Act:  Employee understands that this Agreement, and the release contained herein, waives claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”).  The monies and other benefits offered to Employee in this Agreement are in addition to any sums or benefits that Employee would be entitled without signing this Agreement.  For a period of seven (7) days following execution of this Agreement, Employee may revoke the terms of this Agreement by a written document received by Employer on or before the end of the seven (7) day period (the “Effective Date”).  The Agreement will not be effective until said revocation period has expired.  Employee acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Agreement.  Employee has been advised to consult with an attorney prior to executing this Agreement.

                11.           No Suit:  Employee represents that he has not filed or permitted to be filed against the Employer or any of the other Releasees, individually or collectively, any lawsuits, and he covenants and agrees that he will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement, except as may be necessary to enforce this Agreement or to challenge the validity of the release of his rights under the ADEA.  Except as otherwise provided in the preceding sentence, Employee will not voluntarily participate in any judicial proceeding against any of the Releasees that in any way involve the allegations and facts that he could have raised against any of the Releasees in any forum as of the date hereof.  Employee agrees that he will not encourage or cooperate with any other current or former employee of Employer or any potential plaintiff to commence any legal action or make any claim against the Employer or against the Releasees in respect of such persons employment with the Employer or otherwise.

                12.           Remedies:  In the event Employee breaches any of the provisions of this Agreement (and in addition to any other legal or equitable remedy it may have), the Employer shall be entitled to cease making any payments or providing any benefits to Employee under paragraph 2 of this Agreement, recover any payments made to Employee or on his behalf under paragraph 2 (except two weeks’ pay).  In the event of an action to enforce this Agreement, in addition to any other legal or equitable remedies, the prevailing party in any such action shall be entitled to its attorney’s fees and costs incurred in any such action.    The remedies set forth in this paragraph 12 shall not apply to any challenge to the validity of the waiver and release of Employee’s rights under the ADEA.  In the event Employee challenges the validity of the waiver and release of his rights under the ADEA, then Employer’s right to attorney’s fees and costs shall be governed by the provisions of the ADEA, so that Employer may recover such fees and costs if the lawsuit is brought by Employee in bad faith.  Nothing herein shall affect in any way any of Employee’s obligations under this Agreement, including, but not limited to, his release of claims under paragraphs 3, 9 and 10.  Employee further agrees that nothing in this Agreement shall preclude Employer from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

                13.           Cooperation.  Employee agrees to cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which he was involved or of which he has knowledge as a result of his employment with Employer.  Employer agrees to reimburse Employee for the reasonable and necessary out-of-pocket expenses incurred by him in connection with his obligations under this paragraph 13.

                14.           Entire Agreement:  This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes the Employment Agreement, except for any stock option agreements, the Indemnification Agreement, and as otherwise expressly set forth in this Agreement.  This Agreement may not be changed orally but changed only in a writing signed by both parties.

                15.           Miscellaneous:

                                (a)           This Agreement shall be governed in all respects by laws of the State of New Jersey.

                                (b)           In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with the applicable law.

                                (c)           The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

                                (d)           Employee represents that in executing this Agreement, he has not relied upon any representation or statement, whether oral or written, not set forth herein.

                                (e)           In order to be entitled to the payments and benefits set forth in paragraph 2 above, Employee must re-execute this Agreement on the earlier of the date he (i) obtains alternate full-time employment or (i) April 1, 2006.  If this General Release is not re-executed or subsequently revoked as provided herein, Employer will not be obligated to make the payments and benefits set forth in paragraph 2.  This in no way affects Employee’s prior release of claims under this Agreement.  Within seven (7) days of re-executing this Agreement, Employee will have the right to revoke such re-execution of this Agreement.  In the event Employee revokes his re-execution of this Agreement, Employer will have no obligation to provide the payments and benefits set forth in paragraph 2.  By Employee’s re-execution of this Agreement, the release set forth in paragraphs 3, 9 and 10 shall be deemed to cover any claims which he has, may have had, or thereafter may have existing or occurring at any time on or before the date which he re-executes this Agreement.

                                (f)            This Agreement shall be binding upon and inure to the benefit of Employee’s heirs and personal representatives and to the successors and assigns of Dendrite.

IN WITNESS THEREOF, Employer and Employee have executed this Retirement Agreement and General Release on this 4th day of November, 2005.

DENDRITE INTERNATIONAL, INC.

By:	CHRISTINE A. PELLIZZARI

Date:	November 4, 2005

PAUL ZAFFARONI

PAUL ZAFFARONI

Date:	November 2, 2005

Re-Executed:

Date: